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                                                                     EXHIBIT 4.2

                                 PROMISSORY NOTE

Date:  September 30, 2002

Maker:  RETRACTABLE TECHNOLOGIES, INC.

Maker's Mailing Address (including county):  511 Lobo Lane, Little Elm, Denton
                                             County, Texas  75065

Payee: KATIE PETROLEUM, INC.

Place for Payment (including county):  10325 Gaywood, Dallas, Dallas County,
                                         Texas 75229-6608

Principal Amount:  Three Million and NO/100 Dollars ($3,000,000.00)

Annual Interest Rate on Unpaid Principal from Date: 1% over "Prime Rate" as shown in the Money Rates column of the Wall Street Journal, redetermined on the first business day of each calendar month.

Annual Interest Rate on Matured, Unpaid Amounts:  Same as Annual Interest Rate

Terms of Payment (principal and interest): Interest only payable monthly commencing on November 1, 2002 and on the first day of each calendar month thereafter until February 1, 2004. Commencing on March 1, 2004 and on the first day of each calendar month thereafter Maker shall make payments of principal and interest (being equal payments as possible taking into consideration changes in interest rates during the term of this Note) so that this Note will be fully paid, principal and interest, on September 30, 2012.

         This Promissory Note is subject to the terms and conditions of that certain Loan Agreement of even date herewith between Maker and Payee.

         Maker promises to pay to the order of Payee at the place for payment and according to the terms of payment the principal amount plus interest at the rates stated above. All unpaid amounts shall be due by the final scheduled payment date.

         If Maker defaults in the payment of this note or in the performance of any obligation in any instrument collateral to it, and the default continues after Payee gives Maker notice of the default and the time within which it must be cured, as may be required by law or by written agreement, then Payee may declare the unpaid principal balance and earned interest on this note immediately due. Maker and Guarantor waive demands for payment, presentations for payment, notices of intention to accelerate maturity, notices of acceleration of maturity, protests, and notices of protest, to the extent permitted by law.

         This payment of all sums due under this Promissory Note is secured by the personal guaranty of THOMAS J. SHAW.

         If this Promissory Note or any instrument collateral to it is given to an attorney for collection or enforcement, or if suit is brought for collection or enforcement, or if it is collected or enforced through bankruptcy, or other judicial proceeding, then Maker shall pay Payee all costs of collection and enforcement, including reasonable attorney's fees and court costs, in addition to other amounts due.

         Interest on the debt evidenced by this note shall not exceed the maximum amount of nonusurious interest that may be contracted for, taken, reserved, charged, or received under law; any interest in excess of that maximum amount shall be credited on the principal of the debt or, if that has been paid, refunded. On any acceleration or required or permitted prepayment, any such excess shall be canceled automatically as of the acceleration or prepayment or, if already paid, credited on the principal of the debt or, if the principal of the debt has been paid, refunded. This provision overrides other provisions in this and all other

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instruments concerning the debt.

         The Maker is responsible for all obligations represented by this note.


KATIE PETROLEUM, INC.                    RETRACTABLE TECHNOLOGIES, INC.

By:        /s/ John A. Jackson           By:        /s/ Thomas J. Shaw
   ------------------------------            -----------------------------------
           President                                     President
Payee                                    Maker


                                                   /s/ Thomas J. Shaw
                                         ---------------------------------------
                                                       Thomas J. Shaw
                                        Guarantor

PREPARED IN THE LAW OFFICE OF: Lionel E. Gilly